SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                Date of report (date of earliest event reported):

                                  MAY 25, 2005

                          GOLFGEAR INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)



       Nevada                       0-28007                     43-1627555
---------------------           ------------------         -------------------
(State or Other                   (Commission               (I.R.S. Employer
Jurisdiction of                   File Number)            Identification Number)
 Incorporation)

             11562 Knott St., Ste 9, Garden Grove, California 92841
                    (Address of principal executive offices)

                                 (714) 892-8889
              (Registrant's telephone number, including area code)

            5285 Industrial Drive, Huntington Beach, California 92649 (Former name or former address, if changed since last report)


ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On October 12, 2004, John Pierandozzi resigned from the Company's Board of Directors. Mr. Pierandozzi was not a member of any committee of the Board of Directors at the time of his resignation. A copy of Mr. Pierandozzi's letter of resignation, which sets forth in greater detail his reasons for resigning from the Company's Board, is attached as Exhibit 17.1 The Company believes Mr. Pierandozzi allegations are specious, without any basis in law or fact, and an attempt to interfere with the Company's business and operations.

With respect to Mr. Pierandozzi's letter, the Company would like to clarify the following points:

Wyngate Limited had satisfied the terms of its purchase note on or before September 30, 2003 through cash payments, the conversion of monies owed to it and assumption of certain debts owed by the Company. This transaction was reviewed and approved by a SEC attorney hired by the board in June of 2003 - prior to Mr. Pierandozzi joining the Board. The actual transaction was reported in the Company's Form 10-Q for the quarter ended September 30, 2003, which was signed by Mr. Pierandozzi. Subsequent to the filing of the September 30, 2003, 10-Q Mr. Wright became concerned that the Company had not received all of the appropriate documentation regarding the debt assumptions. It was Mr. Wright that brought this matter to the attention of both the Board, Management and the Company's outside auditors. It was the Company's outside auditors that recommend that the Company hire a different SEC attorney to review this matter. Following the auditors advice the Company hired new SEC counsel. Wyngate Limited has subsequently provide the Company with additional documentation, and SEC counsel's review is on-going. In the event that it is determined that a violation of Section 402 of the Sarbanes-Oxley Act of 2002 has occurred, the Company will take appropriate measures to remedy the situation. At this point, SEC counsel is working with prior company counsel to obtain additional information surrounding the transactions in question.

In response to various allegations contained in Mr. Pierandozzi's resignation letter, the Company notes the following:

In January of 2004 the Company ordered product from it main supplier despite the fact that the Company had open terms, did not owe any money to the supplier , and that supplier had reported to have inventory ready for shipment no product was ever shipped. Mr. Pierandozzi who set himself out to be the only point of contact for this supplier has never offered an explanation for the lack shipment. The ensuing inventory shortage has had a significant adverse affect on the Company's operations

In June of 2004 Mr. Pierandozzi presented to the Board of Directors "potential financing". This financing would have required a bankruptcy and liquidation of the existing Company and the creation of a new company. The proposal had Mr. Pierandozzi owning 20% to 30% of the new company, with the financiers would own 60% to 70% and select secured creditors would own 10%. There was no provision for existing shareholders to retain any equity interest in the Company. The Board of Directors rejected this proposal.

In June of 2004 the Company sold to Quincy Corporation with a buy back agreement the rights to the Companies infomercial for monies received by the Company from Quincy in June of 2004.

There has never been a license agreement signed for the brand name Players. Though the Company is investigating many different ways to increase revenues including licensing of brand names that it is not currently using.

In addition, prior to December 2003 Quincy Company and MC Corporation owned greater then 50% of the Companies issued and outstanding stock. In December of 2003 they invested another $1,000,000 between the two of them to prevent the Company from going into foreclosure. The terms were similar to the dilution that Wyngate had received for its $1,150,000 investment in May of 2002. The deal was reviewed by and unanimously approved by the Board (including Mr. Pierandozzi) at that time.

Finally, the Company has an audit committee but Mr. Pierandozzi was not a member of it.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

Set forth below is a list of Exhibits included as part of this Current Report.

17.1 Resignation Letter, dated October 12, 2004, from John Pierandozzi to the Company.


Peter Pocklington
GolfGear International, Inc.


October 12, 2004

This is notice of my resignation as a member of the Board of Directors of GolfGear International, Inc. effective immediately.

I am resigning as a result of disagreements with actions taken by the Company, Board of Directors and members of the Board of Directors. These include breach of contract, breach of fiduciary duties and violations of SEC regulations outlined as follows:

Breach of Contract

On October 8th 2003, the purchase note from Wyngate Limited (a Company controlled by Mr. Pocklington) to the Company due and payable in full. On that date, the note was not paid in full and became in default. This default was not immediately brought to my attention as president and as a Member of the Board of Directors nor was it disclosed to the Board of Directors by Mr. Wright, the CFO for the Company. Upon becoming aware of the default, I took action to enforce the rights of the Company including hiring an SEC attorney to make a demand that Mr. Pocklington cure his default according to the terms and conditions of the original agreement.

Because of the actions that I took regarding this default, Mr. Pocklington, Mr. Wright and Mr. Kinoshita voted to have the Board of Directors breach my employment contract and dismiss me from my duties as President/COO of GolfGear International, Inc.

To this day, this default has not been discussed by the Board of Directors despite repeated attempts to initiate discussions. In fact at the Meeting of the Board of Directors on October, 1 2004, Mr. Wright refused to answer questions regarding the disposition of Mr. Pocklington's default.

The Company had a very poor credit rating and payment history with many Chinese foundries. Because of this poor credit rating and payment history, the Company could not get any form of credit or payment terms. The Company was required to have some form of prepayment to order products.

The Company asked me to use my long-standing relationships with Chinese manufacturers to create terms and conditions for payment that would allow the Company to order products without a payment in advance. In the March of 2004, Mr. Pocklington stated that he would "personally guarantee the payment" of the issuance of a purchase order to a Chinese manufacturer based on the terms and conditions that were negotiated by virtue of my long standing good relationship with that major Chinese manufacture. Under the terms and conditions the Chinese manufacture would produce product for the Company without a payment in advance and would give the Company a 30-day billing cycle. The products were produced as agreed and the Company and Mr. Pocklington have not paid for the product as agreed. This breach of contract has caused irreparable harm to my reputation with a major supplier from China.

Breach of Fiduciary Duty

In June of 2004 in a conversation with a potential source of financing for the Company, Mr. Pocklington was quoted as saying "if there is nothing in this deal for me then there is not deal" and "forget the Board of Directors, I am the Board of Directors".

In a meeting of the Board of Directors on June 28th, 2004 Mr. Pocklington and Mr. Wright refused to consider background material critical to complete understanding of the potential financing that was being considered by the Board.

At a meeting of the Board of Directors on June 28th, 2004, Mr. Pocklington, Mr. Wright, and Mr. Kinoshita reprioritized an old insider loan from Quincy (a Company controlled by Mr. Pocklington) to the Company by securing it with the sale of infomercial asset of the Company to Quincy.

At a meeting of the Board of Directors on July 9th, 2004, Mr. Pocklington, Mr. Wright and Mr. Kinoshita refused to explore other financing to the Company on a timely basis.

Mr. Wright acting in his capacity as President, signed a license agreement for the brand name Players (one of the trademarks owned by the Company and securing the debenture agreements) at a below market rate without seeking the approval of The Board of Directors.

In a meeting of the Board of Directors on September 22nd, 2004 Mr. Pocklington refused to answer questions whether he pledged the royalty payment from Nike to repay a loan to an outside agency that was used as part of the debenture that he was making with the Company and would benefit from. Further, the Board extended terms and conditions for this debenture that were below any trading average and not in the best interest of the Shareholders.

Violations of SEC Regulations

In November of 2002, Mr. Pocklington participated in a material modification of his original loan agreement in violation of Section 402 of the Sarbanes-Oxley Act of 2002, by materially changing the security provided for in the agreement.

In September of 2003, Mr. Pocklington participated in a further material modification of his original loan agreement in violation of Section 402 of the Sarbanes-Oxley Act of 2002, by reducing the amount due under the note extending the due date of the note.

In December of 2003, Mr. Pocklington and Mr. Kinoshita participated in a quid pro quote (sic) whereby they created convertible debenture agreements for each other that were dramatically below market rate at the time and was referred to as a "super dilution" rate. This would allow Mr. Pocklington and Mr. Kinoshita to take control of 90% of the shares of the Company. The company has not disclosed these debentures to the public as required.

The Company is currently operation without an Audit Committee and has not had an Annual General meeting at in the past 18 months at a minimum.

I hereby request that this letter be publicly disclosed pursuant to the rules and regulations of the Securities and Exchange Commission.

Sincerely,


John Pierandozzi

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                          GOLFGEAR INTERNATIONAL, INC.
                                  (Registrant)




Date:  May 25, 2005                  By:  /s/Daniel Wright
                                         -------------------------------------
                                             Name: Daniel Wright
                                             Its:  Chief Financial Officer